Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Second Amendment”) is entered into as of November 20, 2015 (the “Second Amendment Effective Date”), by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and SURMODICS, INC., a Minnesota corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Credit Agreement dated as of November 4, 2013, as amended from time to time, including by that certain First Amendment to Credit Agreement dated as of November 5, 2014 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Second Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Section 2.2 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, including, but not limited to, that certain Master Agreement by and between Borrower and Bank, in form and content acceptable to Bank (the “ISDA”) and any other note, contract, instrument or document between Borrower and Bank (collectively, the “Loan Documents”), have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.”

2. Section 5.7 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except for stock repurchases after the Second Amendment Effective Date in an amount not to exceed Thirty Million Dollars ($30,000,000).”

3. Section 6.1(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, including, but not limited to, the ISDA, or any other note, contract, instrument or document between Borrower and Bank.”

4. The defined term “Permitted Indebtedness” in Section 5.3 of the Agreement hereby is amended and restated in its entirety to read as follows:

“As used herein, “Permitted Indebtedness” shall mean: (i) Indebtedness of Borrower in favor of Bank arising under this Credit Agreement, the Revolving Line of Credit Note or other instrument or documents executed in connection therewith with Bank or Bank’s affiliates; (ii) Indebtedness existing as of the Closing Date and disclosed to Bank in writing on or prior to such date; (iii) Indebtedness secured by a Lien described in clause (vi) of the definition of Permitted Liens below, provided (A) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness, (B) such Indebtedness does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any given time, and (C) the holder of such Indebtedness agrees to waive any rights of set off such holder may have with respect to such Indebtedness in the deposit or investment accounts of Borrower and its subsidiaries on terms reasonably satisfactory to Bank; (iv) any Indebtedness incurred by Borrower that is either (A) unsecured Indebtedness or (B) Indebtedness subordinated to the Indebtedness owing by Borrower to Bank (and identified as being such by Bank), provided that in the case of both (A) and (B), (X) such Indebtedness is on terms and in form and substance satisfactory to Bank and (Y) in an amount not to exceed Forty Million Dollars ($40,000,000) in the aggregate; (v) Indebtedness incurred for the acquisition of supplies or inventory on normal trade credit; (vi) unsecured Indebtedness consisting of swaps, derivatives, or foreign exchanges in connection with hedge transactions (defined as the net obligations under any such arrangement) with a financial institution other than Bank or Bank’s affiliates or any deposit or treasury management obligations with a financial institution outside of Bank or Bank’s affiliates so long as in each case, such Indebtedness does not exceed One Million Dollars ($1,000,000) in the aggregate at any given time, (vii) purchase money Indebtedness secured by a Lien described in clause (vii) of the definition of Permitted Liens below in an amount not to exceed Two Million Dollars ($2,000,000), provided that the incurrence of such Indebtedness would not cause Borrower to be in default under Section 4.9(a), (viii) secured Indebtedness pursuant to the ISDA, (ix) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness described in (i) through (viii) above; and (x) any other Indebtedness permitted in writing by Bank.”

5. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

6. Unless otherwise defined, all initially capitalized terms in this Second Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Second Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

7. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Second Amendment, and that no Event of Default has occurred and is continuing.

8. As soon as possible, but no later than January 4, 2016, Borrower shall deliver to Bank a share pledge agreement duly executed by Borrower pledging to Bank sixty-five percent (65%) of the total outstanding voting capital stock of Creagh Medical Ltd. along with the certificates therefor (and all other documents reasonably requested by Bank in connection therewith; provided, however, that Borrower shall not be required to deliver any legal opinions to Bank with respect to the share pledge agreement).

9. As a condition to the effectiveness of this Second Amendment, Bank shall have received, in form and substance satisfactory to Bank:

(a) this Second Amendment, duly executed by Borrower;

(b) a First Amendment to Security Agreement, duly executed by Borrower;

(c) an Affirmation of Secured Guaranty Documents, duly executed by SURMODICS IVD, INC.; and

(d) all reasonable fees and expenses incurred in connection with this Second Amendment and through the date of this Second Amendment, which may be debited from any of Borrower’s accounts.

10. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the first date above written.

SURMODICS, INC.

By:	/s/ Andrew D. C. LaFrence
Title:	Vice President, Finance and CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Dianne Wegscheid
Title:	Sr. Vice President

[Signature Page to Second Amendment to Credit Agreement]